UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-A/A

Amendment No. 3

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT of 1934

Alexion Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	13-3648318
(State of incorporation or organization)	(I.R.S Employer Identification No.)

352 Knotter Drive, Cheshire, Connecticut	06410
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.    ☐

If this form relates to the registration of a class securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.    ☒

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

Rights to Purchase Junior Participating Cumulative Preferred

Stock, $.0001 par value per share, of the Registrant

(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.

On February 14, 1997, the Board of Directors of the Registrant declared a dividend of one preferred stock purchase right (each, a “Right”) for each outstanding share of Common Stock, par value $.0001 per share (the “Common Stock”), of the Registrant. The Rights were issued to the stockholders of record on March 6, 1997 and will expire on March 6, 2007, subject to earlier redemption. Under certain circumstances, each Right entitles the registered holder to purchase from the Registrant one one-hundredth of a share of Junior Participating Cumulative Preferred Stock, par value $.0001 per share (the “Preferred Stock”), of the Registrant or, in certain circumstances, either Common Stock or common stock of an acquiring company at one-half the market price of such Common Stock or common stock, as the case may be. The Rights were designed to make it more likely that all of the Registrant’s stockholders receive fair and equal treatment in the event of any proposed takeover of the Registrant and to guard against the use of partial tender offers or other coercive tactics to gain control of the Registrant. The description and terms of the Rights are set forth in a Rights Agreement dated as of February 14, 1997, as amended and in effect from time to time (the “Rights Agreement”), between the Registrant and Continental Stock Transfer & Trust Company, as rights agent.

On November 16, 2004, the Registrant executed a third amendment (the “Third Amendment”) to the Rights Agreement. The Third Amendment eliminated all references and provisions relating to “Continuing Directors”, including provisions that previously required a majority of the “Continuing Directors” to approve the redemption or exchange of the Rights. “Continuing Directors” was defined generally to mean any director who was not an Acquiring Person or representative or nominee of or affiliated or associated with an Acquiring Person and who either was a member of the Board of Directors prior to the Stock Acquisition Date (as those terms are defined in the Rights Agreement) or subsequently became a member and whose election thereto was approved by a majority of the directors who are not Acquiring Persons or representatives or nominees of or affiliated or associated with an Acquiring Person. These provisions that have been deleted are commonly known as “dead hand” provisions. The Third Amendment also eliminated all references to determinations made by Outside Directors (as defined in the Rights Agreement).

A copy of the Third Amendment is filed as Exhibit 4.4 hereto. The original Rights Agreement was filed as Exhibit 1 to the Registration Statement on Form 8-A with the Securities and Exchange Commission (the “SEC”) on February 21, 1997, Amendment No. 1 to the Rights Agreement was filed as Exhibit 10.1 to the Registration Statement on Form 8-A with the SEC on October 6, 2000 (the “First Amendment”), and Amendment No. 2 to the Rights Agreement was filed as Exhibit 10.1 to the Registration Statement on Form 8-A with the SEC on February 12, 2002 (the “Second Amendment”). Copies of the original Rights Agreement, the First Amendment, the Second Amendment and the Third Amendment are available to stockholders from the Registrant free of charge upon request to the Secretary of the Registrant.

Except as described above, the terms and conditions of the Rights remain unchanged from the description contained in the Form 8-A filed on February 21, 1997, as amended by Amendment No. 1 thereto filed on October 6, 2000 and as further amended by Amendment No. 2 thereto filed on February 12, 2002.

This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, the First Amendment, the Second Amendment and the Third Amendment, each of which is hereby incorporated herein by reference.

Item 2. Exhibits.

4.1	Rights Agreement, dated as of February 14, 1997, between the Registrant and Continental Stock Transfer & Trust Company, as Rights Agent, which includes as Exhibit B the form of Right Certificate (incorporated by reference to Exhibit 1 to the Company’s Registration Statement on Form 8-A filed on February 21, 1997).

4.2	Amendment No. 1 to Rights Agreement, dated as of September 18, 2000, between the Registrant and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form 8-A filed on October 6, 2000).

4.3	Amendment No. 2 to Rights Agreement, dated as of December 12, 2001, between the Registrant and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form 8-A filed on February 12, 2002).

4.4	Amendment No. 3 to the Rights Agreement, dated as of November 16, 2004 by and between the Registrant and Continental Stock Transfer & Trust Company.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ALEXION PHARMACEUTICALS, INC.

By:	/s/ Thomas I.H. Dubin
Thomas I.H. Dubin
Vice President and General Counsel

Date: November 16, 2004

EXHIBIT INDEX

Exhibit No.	Description
4.1	Rights Agreement, dated as of February 14, 1997, between the Registrant and Continental Stock Transfer & Trust Company, as Rights Agent, which includes as Exhibit B the form of Right Certificate (incorporated by reference to Exhibit 1 to the Company’s Registration Statement on Form 8-A filed on February 21, 1997).

4.2	Amendment No. 1 to Rights Agreement, dated as of September 18, 2000, between the Registrant and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form 8-A filed on October 6, 2000).

4.3	Amendment No. 2 to Rights Agreement, dated as of December 12, 2001, between the Registrant and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form 8-A filed on February 12, 2002).

4.4	Amendment No. 3 to the Rights Agreement, dated as of November 16, 2004 between the Registrant and Continental Stock Transfer & Trust Company.